Exhibit 99.1

Contact Information: Investor Relations 941-556-2601 investor-relations@ropertech.com	Roper Technologies, Inc.

Roper Technologies Completes Acquisition of Vertafore

Sarasota, Florida, September 3, 2020 ... Roper Technologies, Inc. (NYSE: ROP), a leading diversified technology company, today announced that it has completed its previously announced acquisition of Vertafore. Roper funded the transaction using its cash on hand, revolving credit facility, and new debt. Vertafore is a leading provider of SaaS solutions for the property and casualty insurance industry.

About Roper Technologies

Roper Technologies is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper operates businesses that design and develop software (both license and software-as-a-service) and engineered products and solutions for a variety of niche end markets. Additional information about Roper is available on the Company’s website at www.ropertech.com.

About Vertafore

For 50 years, Vertafore, the leader in modern insurance technology, has built and supported superior Insurtech solutions to connect every point of the distribution channel. Vertafore’s agency management, ratings, regulation, compliance, data and analytics, and connectivity products streamline workflows, improve efficiency and drive productivity for more North American insurance professionals than any other provider – including more than 20,000 agencies, over 1,000 carriers and 23 state governments. Through a continual focus on operational excellence, development of innovative solutions, and alignment with key industry partners, Vertafore is leading the way for customers of all sizes by delivering results that make a difference. For more information about Vertafore, visit www.vertafore.com.